Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into on April 19, 2006, effective as of March 15, 2006 (the “Effective Date”), is by and between HEALTHSOUTH CORPORATION, a Delaware corporation (the “Corporation”), and DIANE L. MUNSON, an individual resident of Alabama (the “Executive”).

RECITALS

The Corporation desires to employ the Executive as its President, Outpatient Division effective as of the Effective Date, and the Executive desires to accept such employment effective as of the Effective Date, on the terms and conditions set forth herein.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1. Employment. The Corporation hereby employs the Executive, and the Executive hereby accepts employment, all on the terms and conditions herein.

Section 2. Services; Extent of Services.

(a) Duties and Responsibilities. The Executive is hereby employed as President, Outpatient Division, the authority, duties and responsibilities of which will be as follows: the Executive will

(i) manage, review and supervise the Outpatient Division of the Corporation;

(ii) report to Michael D. Snow, Chief Operating Officer of the Corporation;

(iii) have the powers and duties determined or directed by the Board of Directors, the Chief Executive Officer and the Chief Operating Officer of the Corporation; and

(iv) comply with the various policies, procedures and codes of conduct of the Corporation in effect from time to time which apply to other employees and executive officers.

(b) Full Business Attention. The Executive will devote her full business attention and energies to the business of the Corporation during the Term (as defined below) and will physically report and will render all the Executive’s services contemplated hereunder to the Corporation at its offices in Birmingham, Alabama or at any other location in which the Corporation is headquartered; provided, however, that the foregoing requirement to render services in Birmingham, Alabama shall not apply when the Executive is traveling on company business.

(c) Other Activities. Notwithstanding anything to the contrary contained in Section 2(b), the Executive will be permitted to engage in the following activities, provided that such activities do not materially interfere or conflict with the Executive’s duties and responsibilities to the Corporation:

(i) the Executive may serve on the governing boards of, or otherwise participate in, a reasonable number of trade associations and charitable organizations whose purposes are not inconsistent with the activities and the image of the Corporation;

(ii) the Executive may engage in a reasonable amount of charitable activities and community affairs; and

(iii) subject to the prior approval of the Nominating / Corporate Governance Committee of the Board of Directors of the Corporation, the Executive may serve on the board of directors of up to one (1) business corporations or other for-profit entities, provided that they do not compete, directly or indirectly, with the Corporation.

Section 3. Compensation.

(a) Base Salary. In consideration of the services provided hereunder, the Corporation shall pay the Executive during the Term a salary of Three Hundred Forty-Five Thousand Fifty and No/100 Dollars ($345,050.00) per year (the “Base Salary”). The Corporation shall pay the Base Salary in arrears in equal installments in accordance with the Corporation’s payroll policy in effect from time to time for other similarly-situated officers of the Corporation.

(b) Bonus. During the Term, the Executive will earn a cash bonus in an amount per year targeted at 60% of the amount of the Base Salary in accordance with the senior management bonus plan, which is currently being developed for fiscal year 2006.

(c) Benefits. During the Term, the Executive will be entitled to the following benefits:

(i) Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans of the Corporation (including incentive or equity compensation plans) on such terms as are offered for the general benefit of other similarly-situated officers of the Corporation, subject to the provisions of such plans as may be in effect from time to time.

(ii) Vacation; Sick Leave. The Executive will be entitled to vacation and sick leave on such terms as are offered for the benefit of other similarly-situated officers of the Corporation.

(d) Expense Reimbursement. The Corporation shall reimburse the Executive, in accordance with the Corporation’s policies, for all reasonable business expenses incurred by the Executive in connection with the performance of the Executive’s obligations hereunder.

(e) Taxes. All payments made by the Corporation under this Agreement will be subject to withholding of such amounts as is required pursuant to any applicable law or regulation.

(f) Equity Incentives. The Corporation agrees to provide the Executive with equity incentives commensurate with the Executive’s position and responsibilities with the Corporation.

Section 4. Term. The term of this Agreement will commence on the Effective Date and will continue for a term of two (2) years following the Effective Date (the “Original Term”), unless earlier terminated pursuant to the provisions of Section 5 below. The Executive’s employment by the Corporation will automatically be extended by twelve (12) additional months at the end of the Original Term (the “Extended Term”) and each annual anniversary of the end of the then-current Extended Term thereafter unless either party provides written notice to the other party no less than ninety (90) days prior to the date of any such scheduled extension of its or her intention not to extend the term of the Executive’s employment. In the event that the Corporation chooses not to extend the term of the Executive’s employment, the Executive shall be entitled receive a severance package similar to those being paid to other similarly-situated officers of the Corporation whose employment term is not being extended by the Corporation. The Executive acknowledges that the Corporation currently does not have a severance policy applicable in such situations; however, in the event that the Corporation develops such a plan, the Executive will participate in such plan to the same extent as other similarly-situated officers of the Corporation. The Original Term plus any Extended Term is hereinafter referred to as the “Term.”

Section 5. Termination of Employment.

(a) Termination by Corporation for Cause. The Executive’s employment by the Corporation will terminate immediately upon written notice to the Executive if the Corporation elects to discharge the Executive for Cause (as hereinafter defined). For purposes hereof, “Cause” means:

(i) the Executive’s act of fraud, misappropriation of funds, or embezzlement with respect to the Corporation;

(ii) the Executive’s indictment for, conviction of, or plea of guilt or no contest to, any felony (other than a minor traffic violation);

(iii) the suspension or debarment of the Executive or of the Corporation or any of its affiliated companies or entities as a direct result of any act or omission of the Executive in connection with her employment with the Corporation from participation in any Federal or state health care program;

(iv) the Executive’s admission of liability of, or finding of liability for, the violation of any “Securities Laws” (as hereinafter defined) (excluding any technical violations of the Securities Laws which are not criminal in nature). As used herein, the term “Securities Laws” means any Federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(v) a formal indication from any agency or instrumentality of any state or the United States of America, including but not limited to the United States Department of Justice, the United States Securities and Exchange Commission or any committee of the United States Congress that the Executive is a target or subject of any investigation or proceeding into the actions or inactions of the Executive (collectively, the “Investigations”);

(vi) the Executive’s failure after reasonable prior written notice to comply with any valid and legal directive of the Chief Executive Officer, the Chief Operating Officer or the Board of Directors of the Corporation; or

(vii) other than as provided in Sections 5(a)(i) – (vi) above, the Executive’s material breach of any material provision of this Agreement that is not remedied within fifteen (15) days of the Executive being provided written notice thereof from the Corporation.

Repeated breaches of a similar nature, such as the failure to report to work, perform duties, or follow directions, all as provided herein, shall not require additional notices as provided Section 5(a)(vi) or (vii).

(b) Termination by Corporation Without Cause. The Corporation may terminate this Agreement Without Cause upon at least thirty (30) days prior written notice to the Executive. Any termination of this Agreement by the Corporation for a reason other than for Cause shall be considered a termination Without Cause. If, in connection with the divestiture of the Outpatient Division, the Executive is not offered a position with acquiring entity or related entities subsidiaries such that the Executive’s duties, authority or responsibilities are not substantially diminished and the Corporation does not offer the Executive acceptable employment following the divestiture of the Outpatient Division, this Agreement shall be deemed to have been terminated Without Cause.

(c) Death or Disability. The Executive’s employment by the Corporation will immediately terminate upon the Executive’s death and, at the option of either the Executive or the Corporation, exercisable upon written notice to the other party, may terminate upon the Executive’s Disability (as hereinafter defined). For purposes of this Agreement, “Disability” will occur if (i) the Executive becomes eligible for full benefits under a long-term disability policy provided by the Corporation, if any, or (ii) the Executive has been unable, due to physical or mental illness or incapacity, to perform the essential duties of her employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one-hundred eighty (180) days during the Term.

(d) Termination by the Executive for Good Reason. The Executive may terminate this Agreement at any time upon thirty (30) days’ prior written notice to the Corporation and the Corporation fails to cure such event within such thirty-day period (any such termination referenced in clauses (i)-(iii) below, constituting termination for “Good Reason”):

(i) if the Corporation fails to make all or any portion of any payment, or offer all or any portion of any benefits, required by Section 3 hereof when such payments or benefits are due;

(ii) if the Corporation materially modifies the senior management bonus plan or equity incentive plan such that the targeted cash bonus levels and targeted incentive compensation levels applicable to the Executive are materially lower than those levels of other similarly-situated executive officers of the Corporation;

(iii) if the Corporation relocates its corporate offices to a location that is greater than fifty (50) miles from its current location; and

(iv) except as otherwise set forth in clause (i), (ii) or (iii) above, if the Corporation materially breaches any of its other duties or obligations hereunder (including, without limitation, a material diminution in the Executive’s duties, authority or responsibilities).

(e) Termination by the Executive without Good Reason. The Executive may terminate this Agreement without Good Reason upon at least thirty (30) days prior written notice to the Corporation.

(f) Change in Control. The Executive shall, during the term of this Agreement, participate in the Corporation’s Change in Control Benefits Plan, which was adopted by the Corporation on November 4, 2005.

Section 6. Effect of Termination.

(a) Termination by the Corporation for Cause; Termination by the Executive Without Good Reason. Upon termination of this Agreement (i) by the Corporation for Cause pursuant to Section 5(a) above, or (ii) by the Executive Without Good Reason pursuant to Section 5(e) above, the Executive will be entitled to receive (i) Base Salary and bonus payments, payments in respect of accrued but unpaid vacation and reimbursement for business expenses, but only to the extent due, accrued or payable as of the date of such termination, and (ii) such vested stock options and other benefits as the Executive may be entitled to receive under any stock option or other employee benefit plan, but will not be entitled to receive the Severance Payment (as defined in Section 6(c) below). Upon termination under this Section 6(a) Executive shall not be entitled to any other unpaid portion of the Base Salary except as set forth in this Section 6(a).

(b) Other Termination. Upon termination of this Agreement (i) by the Corporation Without Cause pursuant to Section 5(b) above (including termination Without Cause following a Change in Control), (ii) by the Executive within sixty (60) days following a Change in Control pursuant to Section 5(f) above, (iii) by the Corporation or the Executive as the result of the death or Disability of the Executive pursuant to Section 5(c) above, or (iv) by the Executive for Good Reason pursuant to Section 5(d) above, the Executive will be entitled to receive (1) Base Salary and any outstanding bonus payments, payments in respect of accrued but unpaid vacation and reimbursement for business expenses, but only to the extent due, accrued or payable as of the date of such termination), (2) such vested stock options and other benefits as Executive may be entitled to receive under any equity incentive plan or any other stock option or other employee benefit plan and (3) the Severance Payment (as determined pursuant to Section 6(c) below), which Severance Payment will be payable as set forth below. Upon termination under this Section 6(b) Executive shall not be entitled to any other unpaid portion of the Base Salary except as set forth in this Section 6(b).

(c) Severance Payment. For purposes of this Agreement, “Severance Payment” means:

(i) in the event of any termination by the Corporation Without Cause pursuant to Section 5(b) above (including termination Without Cause following a Change in Control), for a period of twenty-four (24) months following the date of termination, an amount equal to the sum of (A) one-twelfth (1/12) of the Executive’s Annual Salary (as hereinafter defined) in the year preceding the termination date plus (B) the cost of maintaining, pursuant to the provisions of COBRA (as hereinafter defined), the health insurance benefits that were supplied by the Corporation to the Executive (and the Executive’s eligible dependents, if applicable) immediately prior to the termination of her employment relationship with the Corporation (the “Cost of Health Benefits”). As used herein, the term “COBRA” means the Consolidated Omnibus Budget Reconciliation Act and the term “Annual Salary” shall mean the base salary paid to the Executive immediately prior to the Executive’s termination date on an annual basis exclusive of any bonus payments or additional payments under any benefit plan.

(ii) in the event of any termination by the Executive for Good Reason pursuant to Section 5(d), or in the event of a termination by Executive within sixty (60) days following a Change in Control, for a period of twenty-four (24) months following the date of termination, an amount equal to the sum of (A) one-twelfth (1/12) of the Executive’s Annual Salary (as hereinafter defined) in the year preceding the termination date plus (B) the Cost of Health Benefits;

(iii) in the event of any termination by the Corporation or the Executive as the result of the death of the Executive pursuant to Section 5(c) above, an amount equal to the Executive’s Base Salary for a period equal to three (3) full months; and

(iv) in the event of any termination by the Corporation or the Executive as the result of the Disability of the Executive pursuant to Section 5(c) above, an amount equal to the Executive’s Annual Salary for the period beginning on the termination date and ending on the earlier of (A) the date the Executive becomes eligible to receive Disability benefits under the Corporation’s long-term disability benefit policy and (B) the termination date of this Agreement, plus payment for a period of six (6) months following the date of termination of an amount equal to the cost of maintaining for the Executive and the Executive’s dependents the medical, dental and life insurance coverages and all pension and welfare benefit plans and programs in which the Executive and her eligible dependents were participating immediately prior to the date of termination of her employment relationship with the Corporation.

Notwithstanding any provision of this Agreement to the contrary, the Severance Payment is subject to forfeiture for material violations of Sections 8, 9 or 10 of this Agreement. The amount of Severance Payment to be forfeited shall be prorated based upon the date of the violation. As a condition to receipt of any Severance Payment under this Agreement, the Executive must enter into a Non-Solicitation, Non-Disclosure, Non-Disparagement and Release Agreement with the Corporation, in a form acceptable to the Corporation; provided, however, that any provisions relating to non-solicitation and non-competition shall be no broader in scope than those contained in this Agreement.

(d) No Mitigation or Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

(e) Six Month Delay in Payments. Notwithstanding any other provision of this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payments may be made hereunder before the date which is six months after the Executive’s separation from service within the meaning of Section 409A of the Code with the Corporation or, if earlier, the date of death of the Executive, to the extent necessary to comply with Section 409A of the Code. Payments to which the Executive would otherwise be entitled during the first six months following separation from service will be accumulated, without interest, and paid in one lump sum of cash on the first day of the seventh month following the date of the Executive’s separation from service. Additionally, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code, and any provision of the Agreement which is inconsistent with Section 409A shall be void and without effect.

Section 7. Miscellaneous.

(a) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile with confirmation of transmission by the transmitting equipment, (iii) received by the addressee, if sent by certified mail, return receipt requested, or (iv) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses, or facsimile numbers set forth below (or to such other addresses, or facsimile numbers as a party may designate by notice to the other parties):

the Executive:	At the most recent address and fax number on file at the Corporation

the Corporation:	HealthSouth Corporation One HealthSouth Parkway Birmingham Alabama 35243 Attention: Chief Executive Officer Fax: (205) 969-4620

with a copy to:	HealthSouth Corporation One HealthSouth Parkway Birmingham Alabama 35243 Attention: General Counsel Fax: (205)970-5917

(b) Power and Authority. Each party warrants and represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of such party has been properly authorized and empowered to enter into this Agreement.

(c) Remedies. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

(d) Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder.

(e) Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes a 11 prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the party to be charged with the amendment.

(f) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the non-assigning party; provided, however, that the Corporation may assign this Agreement without the consent of the Executive in connection with any transaction which constitutes a Change of Control. Subject to the foregoing, this Agreement will be binding upon and shall inure to the benefit of (i) in the case of the Executive, her heirs, executors, administrators and legal representatives, and (ii) in the case of the Corporation, its permitted successors and assigns.

(g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

(i) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Alabama, without regard to the conflict of law provisions thereof.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(k) Attorneys’ Fees. The parties agree that in the event it becomes necessary to seek judicial remedies for the breach or threatened breach of this Agreement, the prevailing party will be entitled, in addition to all other remedies, to recover from the non-prevailing party all costs of such judicial action, including but not limited to, costs of investigation and defense and reasonable attorneys’ fees and expenses, and also including all such expenses related to any appeal.

(l) Further Assurances. Each party hereto shall perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the provisions of this Agreement.

(m) No Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and assigns.

(n) Other Payments. Any amounts payable under this Agreement shall be in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with the Corporation, other than the Change in Control Benefits Plan referred to in Section 5(f) above. As a condition to receipt of any payment under this Agreement, the Executive shall waive any entitlement to any other severance or termination payment by the Corporation, other than the Change in Control Benefits Plan referred to in Section 5(f) above. The Corporation shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of the Executive to receive the benefits provided for herein shall be an unsecured obligation against the general assets of the Corporation.

Section 8. Limitation of Benefits.

(a) If any payment or distribution by the Corporation or any related entity to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the benefits payable upon termination of this Agreement (the “Termination Benefits”) payable or provided under this Agreement (or other Payments as described below) must be reduced (but not below the amount of the Termination Benefits) to the largest amount that will result in no portion of any such Payment being subject to the Excise Tax.

(b) The Accounting Firm will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Excise Tax attributable to the Executive’s total Parachute Payments.

(c) The Accounting Firm will next determine the largest amount of payments that may be made to the Executive without subjecting the Executive to the Excise Tax (the “Capped Payments”).

(d) The Executive then will receive the total Capped Payments but in no event will any such reductions imposed under this Section 7 be in excess of the amount of Termination Benefits payable or provided under this Agreement. In that case, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Executive) and then by reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Executive). The Accounting Firm will notify the Executive and the Corporation if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Executive and the Corporation a copy of its detailed calculations supporting that determination.

(e) As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 7, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section 7 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 7 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that the Executive must repay to the Corporation together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Corporation unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Corporation of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Corporation. Additionally, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code, and any provision of the Agreement which is inconsistent with Section 409A shall be void and without effect; provided, however, that at in such event, the Corporation shall endeavor diligently and in good faith to restructure Executive’s compensation and/or amend the terms of this Agreement to ensure that Executive receives the economic equivalent of the compensation and benefits anticipated by Executive hereunder.

(f) For purposes of this Section 7, the following terms shall have their respective following meanings:

(i) “Accounting Firm” means the independent accounting firm engaged by the Corporation in the Corporation’s sole discretion; and

(ii) “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

(g) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Corporation. If such fees and expenses are initially paid by the Executive, the Corporation shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefore and reasonable evidence of the Executive’s payment thereof.

(h) The Corporation and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Corporation or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive.

(i) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. The Executive, at the request of the Corporation, shall provide the Corporation true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Corporation, evidencing such conformity.

Section 9. Non-Competition.

(a) The Executive acknowledges and recognizes the highly-competitive nature of the business conducted by the Corporation and its subsidiaries and affiliates and accordingly agrees that, in consideration of this Agreement and the premises contained herein, she shall not, for her own benefit or for the benefit of any other person or entity other than the Corporation, during the period commencing on the Effective Date hereof and terminating on the first anniversary of the expiration or termination of the Term hereof for any reason whatsoever (subject to Section 9):

(i) actively engage in contacting, soliciting or servicing, for the purpose of competing with the Outpatient Division of the Corporation, any person or entity that was a customer or prospective customer of the Corporation or any of its subsidiaries or affiliates at any time during the Term hereof (a prospective customer being one to which the Corporation had made a written financial proposal within twelve (12) months prior to the time of the termination of the Term (except that licensed health plans are not considered customers or prospective customers for purposes of defining competitors)); or

(ii) hire, retain or engage as a director, officer, employee, consultant, agent or in any other capacity any person or persons who are employed by the Corporation or who were at any time (within a period of six (6) months immediately prior to the date of the termination of the Term) employed by the Corporation or otherwise interfere with the relationship between such persons and the Corporation. Notwithstanding the foregoing, no action by another person or entity in engaging in such hiring, retention or engagement as described in the preceding sentence shall be deemed to be a breach of this provision by the Executive unless the Executive assisted, encouraged or otherwise counseled such director, officer, employee, consultant, agent or other person to engage in such activity.

(b) The Executive understands that the foregoing restrictions may limit her ability to earn a similar amount of money in a business similar to the business of the Corporation or its subsidiaries or affiliates, but she nevertheless believes that she has received and will receive sufficient consideration and other benefits as an employee of the Corporation and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given her education, skills and ability), the Executive does not believe would prevent her from earning a living.

(c) It is agreed that the Executive’s services hereunder are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of the Executive’s breach of this Section, the Corporation shall be entitled to equitable relief by way of injunction or otherwise. If the period of time or area herein specified should be adjudged unreasonable in any court proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by elimination of such portion thereof as deemed unreasonable, so that this covenant may be enforced during such period of time and in such areas as is adjudged to be reasonable.

Section 10. Confidential Information.

(a) The Executive acknowledges that during the Term she will have access to and may obtain, develop, or learn of Confidential Information (as defined below).

(b) The Executive agrees that she shall hold such Confidential Information in strictest confidence and that the Executive shall not at any time, during or at any time during the twenty-four (24) month period following the end of the Term, in any manner, either directly or indirectly, use (for her own benefit or otherwise), divulge, disclose or communicate to any unauthorized person or entity in any manner whatsoever any Confidential Information.

(c) Under this Agreement, the term “Confidential Information” shall include, but not be limited to, any of the following information relating to the Corporation or its affiliates learned by the Executive during the Term or as a result of her employment with the Corporation:

(i) information regarding the Corporation’s business proposals, manner of the Corporation’s operations, and methods of selling or pricing any products or services;

(ii) the identity of persons or entities (including physicians and vendors) actually conducting or considering conducting business with the Corporation, and any information in any form relating to such persons or entities and their relationship or dealings with the Corporation or its affiliates;

(iii) any trade secret or confidential information of or concerning any business operation or business relationship;

(iv) computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software are used in combination or alone; and

(v) any other trade secret or information of a confidential or proprietary nature.

(d) During the Term, the Executive shall use, divulge, disclose or communicate Confidential Information only in the scope of her employment with the Corporation and only as expressly directed or permitted by the Corporation. The Executive shall not, at any time following the expiration or termination of this Agreement for any reason whatsoever, use, divulge, disclose or communicate for any purpose any Confidential Information. The Executive shall not make or use any notes or memoranda relating to any Confidential Information except for the benefit of the Corporation, and will, at the Corporation’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that she may at any time have within her possession or control that contain any Confidential Information.

(e) Except as provided for herein below, the Executive agrees that she will treat the terms of this Agreement as confidential, and shall not directly or indirectly disclose them in any manner except: (i) as mutually agreed upon in writing by the parties to this Agreement; (ii) in legal documents filed with the court or any arbitrator in any action to enforce the terms of this Agreement; (iii) pursuant to a valid order or regulation; (iv) as otherwise required by law or regulation; or (v) to her attorney, financial advisors, accountant, and/or spouse, provided that prior to any such disclosure, that individual must agree to treat as confidential all information disclosed. Notwithstanding the foregoing, the Executive may disclose to any future employer the provisions of this Agreement contained in Section 8, which provisions relate to the Executive’s obligations with respect to non-competition and non-solicitation.

(f) It is agreed that in the event of the Executive’s breach of this Section, the Corporation shall be entitled to equitable relief by way of injunction or otherwise.

(g) Notwithstanding the foregoing, Confidential Information shall not include information which has come within the public domain through no fault of or action by the Executive or which has become rightfully available to the Executive on a non- confidential basis from any third party, the disclosure of which to the Executive does not violate any contractual or legal obligation such third party has to the Corporation or its affiliates with respect to such Confidential Information.

Section 11. Proprietary Developments.

(a) Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, developed, or created by the Executive (alone or in conjunction with others, during regular work hours or otherwise) during the Term, which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Corporation will be promptly disclosed by the Executive to the Corporation and shall be the Corporation’s exclusive property. The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of the Executive prior to the Term. The Executive hereby transfers and assigns to the Corporation all proprietary rights which the Executive may have or acquire in any Developments and the Executive waives any other special right which the Executive may have or accrue therein. The Executive agrees to execute any documents and to take any actions that may be required, in the reasonable determination of the Corporation’s counsel, to effect and confirm such assignment, transfer and waiver.

(b) The Executive will execute any documents necessary or advisable, in the reasonable determination of the Corporation’s counsel, to direct the issuance of patents, trademarks, or copyrights to the Corporation with respect to such Developments as are to be the Corporation’s exclusive property or to vest in the Corporation title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by the Corporation.

(c) The parties agree that Developments shall constitute Confidential Information.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by themselves or by their duly authorized representatives as of the day and date first written above.

THE CORPORATION:
HEALTHSOUTH CORPORATION

By:	/s/ Gregory L. Doody
Name:	Gregory L. Doody
Its:	Executive Vice President, General
Counsel and Secretary

THE EXECUTIVE:

/s/ Diane L. Munson
DIANE L. MUNSON